EXHIBIT 10.9

Tyco Electronics Ltd.
2007 Stock and Incentive Plan

TERMS AND CONDITIONS

OF

RESTRICTED UNIT AWARD

RESTRICTED UNIT AWARD made as of                                         ,           .

1.             Grant of Award.  Tyco Electronics Ltd. (the “Company”) has granted you                Tyco Electronics Restricted Units, subject to the provisions of this Award Agreement.  The Company will hold the Restricted Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.             Payment Amount.  Each Restricted Unit represents one (1) Share of Common Stock.

3.             Form of Payment.  Vested Restricted Units will be redeemed solely for Shares, subject to Section 15.

4.             Dividends.  Restricted Units are a promise to deliver Common Stock upon vesting.  For each Restricted Unit that is unvested, you will be credited with a Dividend Equivalent Unit (DEU) for any cash or stock dividends distributed by the Company on Company Common Stock.  DEUs will be calculated at the same dividend rate paid to other holders of Common Stock.  DEUs will vest and be delivered in the form of Shares in accordance with the vesting and payment schedules applicable to the underlying Units.

5.             Time of Delivery.  Except as otherwise provided for in this Award Agreement, vested Restricted Units and Dividend Equivalent Units shall be delivered to participants in the form of Shares as soon as is administratively feasible following the date of vesting.

6.             Normal Vesting.  Your Restricted Unit Award will vest in equal installments over four years beginning on the first anniversary of the Grant Date. Your vested right will be calculated on each anniversary of the Grant Date.  No credit will be given for periods following Termination of Employment.

7.             Termination of Employment.  Any Restricted Units and DEUs that have not vested as of your Termination of Employment, other than as set forth in paragraphs 8, 9, 10 and 11, will immediately be forfeited, and your rights with respect to those Restricted Units and DEUs will end.

8.             Death or Disability.  If your Termination of Employment is as a result of your Death or Disability, your Restricted Unit Award will immediately become fully vested.  Such vested Restricted Units will be delivered as soon as is administratively possible upon your Termination of Employment.  If you are deceased, the Company will make a payment to your estate immediately after the Committee or its designee has determined that the payee is the duly appointed executor or administrator of your estate.

9.             Retirement.  If you have attained age 55 and have completed at least five years of service, your Restricted Unit Award will vest pro rata (rounded down to the nearest Unit, in full-month increments) based on (i) the number of whole months that you have completed from Date of Grant through the end of the month in which your Termination of Employment occurs, over the original number of months of the vesting period, times (ii) the total number of Units awarded under the Grant minus (iii) the number of Units previously vested under the Normal Vesting terms; provided, however, that you will not be entitled to the accelerated vesting under this Section 9 until you have completed at least one year of service following the Date of Grant.  Termination of Employment within 12 months of the Grant Date will result in the forfeiture of your Restricted Unit Award, except as otherwise provided for in paragraphs 8, 10, and 11

10.           Change in Control.  If your employment is terminated following a Change in Control, as defined in the Plan, your Restricted Unit Award will immediately become fully vested and delivered, provided that:

(a) your employment is terminated by the Company or a Subsidiary for any reason other than Cause, Disability or Death in the twelve-month period following the Change in Control; or

(b) you terminate your employment with the Company or your employing Subsidiary within the twelve-month period following the Change in Control as a result of, and within 180 days following, the occurrence of one of the following events:

i.      the Company or your employing Subsidiary (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position, authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities; or

ii.     the Company or your employing subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than fifty (50) miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits taken as a whole.

11.           Termination of Employment as a Result of Divestiture or Outsourcing. If your Termination of Employment is as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement, your Restricted Unit Award will vest pro rata (rounded down to the nearest Unit in full-month increments) and will be delivered immediately.  The pro rated vesting will be based on (i) the number of whole months that you have completed from Grant Date through the closing date of the applicable transaction over the original number of months of the vesting period, times (ii) the total number of Units awarded under the Grant minus (iii) the number of Units previously vested under the Normal Vesting terms.

Notwithstanding the foregoing, you shall not be eligible for such pro-rata vesting if, (i) your Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to you (the “Applicable Employment Date”), and (ii) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

For the purposes of this Section 11, (a) “Comparable Employment” shall mean employment at a base salary rate and bonus target that is at least equal to the base salary rate and bonus target in effect immediately prior to your termination of employment and at a location that is no more than 50 miles from your job location in effect immediately prior to your termination of employment; (b) “Disposition of Assets” shall mean the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity;  (c) “Disposition of a Subsidiary” shall mean the disposition by the Company or a Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or entity ceases to be an affiliated company as a result of such disposition; and (d) “Outsourcing Agreement” shall mean a written agreement between the Company or a Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which the Company transfers the performance of services previously performed by employees of the Company or Subsidiary to the Outsourcing Agent, and the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

12.           Responsibility for Taxes.  Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), by accepting the Award, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-

Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)           withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(2)           withholding from proceeds of the sale of Shares acquired upon vesting of the Restricted Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(3)           withholding in Shares to be issued upon vesting of the Restricted Units.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

13.           Transfer of Award.  You may not transfer any interest in Restricted Units except by will or the laws of descent and distribution.  Any other attempt to dispose of your interest in Restricted Units will be null and void.

14.           Covenant; Forfeiture of Award; Agreement to Reimburse Company.

(a)           If you have been terminated for Cause, any unvested restricted units shall be immediately rescinded and, in addition, you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Restricted Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

(b)           If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Restricted Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

(c)           If the Committee determines, in its sole discretion, that at any time after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (i) disclosed business confidential or proprietary information related to any business of the Company or Subsidiary or (ii) have entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (A) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of business confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you have had access to business strategic or confidential information, and  (B) the Committee has not approved the arrangement in writing, then you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Restricted Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

15.           Adjustments.  In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by the Restricted Units and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Restricted Units.

16.           Restrictions on Payment of Shares.  Payment of Shares for your Restricted Units is subject to the conditions that, to the extent required at the time of delivery, (a) the Shares underlying the Restricted Units will be duly listed, upon official notice of redemption, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective.  The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

17.           Disposition of Securities.  By accepting the Award, you acknowledge that you have read and understand the Company’s insider trading policy, and are aware of and understand your obligations under federal securities laws in respect of trading in the Company’s securities.  The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

18.           Plan Terms Govern.  The redemption of Restricted Units, the disposition of any Shares received for Restricted Units, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe.  The Plan document, as may be amended from time to time, is incorporated into this Award Agreement.  Capitalized terms used in this Award Agreement have the meaning set forth in the Plan, unless otherwise stated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the Plan will control.  By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Award Agreement.

19.           Data Privacy.  By accepting the Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other grant materials by and among, as applicable, your Employer, the Company and its Subsidiaries (or former Subsidiaries as are deemed necessary) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan.  You understand that these recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources Representative.  You authorize the Company and the recipients assisting the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources Representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources Representative.

20.           Nature of Grant.  By accepting the Award, you acknowledge that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)           the grant of the Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Units, or benefits in lieu of Restricted Units, even if Restricted Units have been granted repeatedly in the past;

(c)           all decisions with respect to future Restricted Unit grants, if any, will be at the sole discretion of the Company;

(d)           your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e)           you are voluntarily participating in the Plan;

(f)            the Restricted Units and the Shares subject to the Restricted Units are extraordinary items that do not constitute part of your ordinary ongoing compensation;

(g)           the Restricted Units and the Shares subject to the Restricted Units are not intended to replace any pension rights or compensation;

(h)           the Restricted Units and the Shares subject to the Restricted Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary of  the Company;

(i)            the Restricted Unit grant and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company;

(j)            the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k)           in consideration of the grant of the Restricted Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Units resulting from termination of your employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(l)           the Restricted Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(m)          payment of your Restricted Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf; and

(n)           you have no rights as a stockholder of the Company pursuant to the Restricted Units until Shares are actually delivered to you.

21.           No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

22.           Incorporation of Other Agreements.  This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units.  This Award Agreement supercedes any prior agreements, commitments or negotiations concerning the Restricted Units.

23.           Severability.  The invalidity or unenforceability of any provision of this Award  will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

24.           Delayed Payment.  Notwithstanding anything in this Award Agreement to the contrary, if the Employee (i) is subject to US Federal income tax on any part of the payment of the Restricted Units, (ii) is a “specified employee” within the meaning of section 409A(a)(2)(B) of the Internal Revenue Code and the regulations thereunder, and (iii) is or will become eligible for Retirement prior to the Normal Vesting of some or all of the Restricted Units, then any payment of Restricted Units that is made on account of his separation from service within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder shall be delayed until six months following such separation from service.

25.           Language.  If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26.           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

27.           Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the Restricted Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

By accepting this Award, you agree to the following:

(i)            you have carefully read, fully understand and agree to all of the terms and conditions described in this Award Agreement and the Plan; and

(ii)           you understand and agree that this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded.